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                                                                    Exhibit 12.2
                      SARA LEE CORPORATION AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                    And Preferred Stock Dividend Requirements
                           (in millions, except ratios)

                                                                            Thirty-Nine Weeks Ended
                                                                     ---------------------------------------

                                                                         March 27,              March 28,
                                                                           1999      (1)          1998      (2)
                                                                     ----------------       ----------------
Fixed charges and preferred stock dividend requirements:
     Interest expense                                                 $          173         $          164
     Interest portion of rental expense                                           50                     47
                                                                     ----------------       ----------------

     Total fixed charges before capitalized interest
          and preferred stock dividend requirements                              223                    211
     Capitalized interest                                                          5                     10
     Preferred stock dividend requirements (3)                                    15                     19
                                                                     ----------------       ----------------

     Total fixed charges and preferred stock
          dividend requirements                                       $          243         $          240
                                                                     ----------------       ----------------
                                                                     ----------------       ----------------


Earnings available for fixed charges and preferred
          stock dividend requirements:
     Income (loss) before income taxes                                $        1,268         $         (883)
     Less undistributed income in minority-owned companies                        (4)                    (5)
     Add minority interest in majority-owned subsidiaries                         23                     20
     Add amortization of capitalized interest                                     17                     16
     Add fixed charges before capitalized interest and
          preferred stock dividend requirements                                  223                    211
                                                                     ----------------       ----------------

     Total earnings (losses) available for fixed charges and
          preferred stock dividend requirements                       $        1,527         $         (641)
                                                                     ----------------       ----------------
                                                                     ----------------       ----------------


     Ratio of earnings (losses) to fixed charges and
          preferred stock dividend requirements                                  6.3                   (2.7)
                                                                     ----------------       ----------------
                                                                     ----------------       ----------------

(1) In the second quarter of fiscal 1999, the Corporation recorded a pretax charge of $76 million in connection with a voluntary recall of certain of its packaged meat products.

     In the first quarter of fiscal 1999, the Corporation recorded a pretax gain of $137 million in connection with the sale of its international tobacco operations.

(2) In the second quarter of fiscal 1998, the Corporation recorded a pretax charge of $2.0 billion in connection with various restructuring activities.

(3) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.

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